Exhibit 10.27

[*]	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

This Exclusive Option Agreement (“the Agreement”) is made and effective as of the date of last signing (the “Effective Date’) by and between the University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having a principal place of business at Cincinnati, OH 45221, USA (hereinafter “UC”) and ARCA biopharma, Inc, a corporation having its principal office at 8001 Arista Place, Suite 200, Broomfield, Colorado,80021 USA (hereinafter “ARCA”).

WHEREAS, UC is the owner of certain Intellectual Property Rights and Know-How relating to polymorphisms of the alpha2 and beta adrenergic receptors, as more specifically described on Exhibit A hereto (the “Receptor Technology”), that is currently licensed to CardioDx, Inc. under those certain license agreements between CardioDx and UC dated August 15, 2004, as amended (the “Alpha2 License”) and August 10, 2004, as amended (the “Beta License”) (collectively, the “Receptor Licenses”).

WHEREAS, ARCA is interested in obtaining an option to exclusively license the Receptor Technology, in the event that either or both of the Alpha2 and Beta Licenses terminate, for whatever reason; and

WHEREAS, UC is willing to grant such option for the Receptor Technology.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Know-How” shall mean, and be limited to, UC’s proprietary information which has been created, developed, or fixed in any tangible medium of expression and which is directly related to the use of, or desirable for the practice of, the Intellectual Property Rights.

1.2	“Fields of Use” shall mean all fields.

1.3	“Territory” shall mean worldwide.

SECTION 2. OPTION

2.1

UC hereby grants ARCA an exclusive Option to license the Receptor Technology and associated Know-How for the Fields of Use in the Territory (the “ARCA License”). The terms of the ARCA License shall be as set forth on Exhibit B hereto. The Option Period will begin upon the Effective Date, and shall terminate the later of (i) one year, (ii) 30 days after written notice from UC that one or both of the Receptor Licenses has terminated within such one year period, or (iii) 30 days after written notice from UC that all of the patents associated with one or both of the Receptor Licenses has been removed from its respective license through the operation of Article 8.4 of the Receptor Licenses. In the event that the Alpha2 and Beta Licenses do not terminate at the same time, ARCA shall have a separate Option for each Receptor License.

2.2	UC shall give written notice to ARCA of the termination of either or both of the Receptor Licenses within the one year period after the Effective Date, not later than 30 days after termination. After receiving such notice, ARCA shall have the remainder of the Option Period to elect to exercise the Option by giving written notice to UC that it is electing to license the Receptor Technology covered under either or both of the Alpha 2 and Beta Licenses. Upon receipt of such notice by UC, the parties shall negotiate in good faith to reach agreement on a definitive license agreement for the ARCA License, containing the terms set forth in Exhibit B hereto, and such other provisions as would be commercially standard.

SECTION 3. CONSIDERATION

3.1	As consideration for the Option granted ARCA in Section 3, ARCA will assume [*] reasonable costs of prosecuting (i) [*] patent of the Receptor Technology IP Portfolio which is [*], and (ii) the Receptor Technology IP Portfolio that [*]. At UC’s request, ARCA will also assume responsibility for such prosecution, by counsel of its own selection, reasonably acceptable to UC. If it assumes responsibility for prosecution, ARCA shall consult with UC as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall incorporate UC’s input with respect to patent prosecution strategy and content of any proposed filings. To facilitate UC’s input on such matters, ARCA shall furnish to UC copies of documents relating to any such preparation, filing, prosecution or maintenance sufficiently in advance of the filing thereof to permit UC’s review and ARCA’s incorporation of any comments with respect thereto.

SECTION 4. CONFIDENTIALITY

4.1	In connection with this Agreement, it is acknowledged that each Party may disclose its confidential and proprietary information to the other Party. Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.”

4.2	Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others during the term of this Agreement and for a period of three (3) years following termination, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

4.3	The provisions of section 6.2 shall not apply to any Confidential Information disclosed hereunder which:

4.3.1.	either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

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4.3.2.	is public knowledge prior to or after its disclosure other than through acts of omission attributable to recipient; or

4.3.3	was independently known to the recipient prior to receipt from the disclosing party, as demonstrably documented in contemporaneous written records of the recipient; or

4.3.4	is required to be disclosed by any of the parties to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such party promptly notifies the other party so as to permit such party to take action to avoid and/or minimize the degree or such disclosure.

SECTION 5. TERMINATION

5.1	UC may terminate this Option Agreement upon thirty (30) days prior written notice if ARCA is in default of any of its obligations under this Agreement, if such default shall continue after such 30-day period, or is incapable of being cured within such 30 day period. UC may terminate this Option Agreement by written notice if ARCA dissolves, liquidates, ceases to carry on business, commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days. ARCA may terminate this Option Agreement at any time upon thirty (30) days prior written notice to UC; in such event, ARCA shall pay UC any amounts due through the end of such 30-day notice period.

SECTION 6. GENERAL

6.1	Assignment: ARCA may not assign its rights in this Agreement without written consent of UC, which shall not be unreasonably withheld.

6.2	Communications to Company concerning this Agreement should be addressed to:

ARCA biopharma, Inc.

8001 Arista Place, Suite 200

Broomfield, CO 80021

Fax: 720-208-9261

Attn: Chief Executive Officer

6.3	Communications to UC concerning this Agreement should be addressed to:

Director of Intellectual Property

University of Cincinnati

Office of Intellectual Property

51 Goodman Dr., Suite 240

PO Box 210829

Cincinnati, OH 45221-0829

Fax: 513-558-2296

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6.4	Merger and Modification of Agreement: The terms and provisions contained in this Agreement constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

6.5	Severability: The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

6.6	Scope: This Agreement does not establish a joint venture, agency or partnership between the Parties, nor create an employer - employee relationship.

6.7	Preservation of Immunity: The Parties agree that nothing in this Agreement is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to UC under governmental or sovereign immunity laws from time to time applicable to UC, including, without limitation the Eleventh Amendment to the United States Constitution.

6.8	Headings: Headings are included herein for convenience only and shall not be used to construe this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement, which is effective on the date of the last to sign below, to be executed in duplicate by their respective duly authorized officers.

UC:		ARCA:

By:	/s/ Geoffrey Pinski	By:	/s/ Christopher D. Ozeroff
Name:	Geoffrey Pinski	Name:	Christopher D. Ozeroff
Title:	Associate Director	Title:	Executive Vice President
Date:	December 2, 2009	Date:	December 2, 2009

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Exhibit A

RECEPTOR TECHNOLOGY

The Receptor Technology consists of the following Alpha 2c, Beta and Combination Patent Rights and associated Know-How:

Alpha2c Patent Rights means Invention Disclosure number 100-012, entitled “a 2a and “a 2c adrenergic receptor polymorphisms”; Invention disclosure number 100-061, entitled “a 2b adrenergic receptor polymorphisms”; U.S. Patent Application Serial Number 60/409,167 filed September 9, 2002, U.S. Patent Application Serial Number 10/638,714 filed on August 11, 2003, U.S. Patent Application Serial Number 09/692,077 filed October 19, 2000, and Patent Application 10/001,073 filed November 1, 2001, U.S. Patent Application Serial Number 11/232,805 filed September 22, 2005, PCT Patent Application Number PCT/US/0112575, filed April 17, 2001; “Polymorphisms and Haplotypes of the Alpha2C Adrenergic Receptor Gene”; U.S. Patent Application Serial Number 60/583,846, filed June 29, 2004; U.S. Patent Application Serial Number 11/571,151, filed December 21, 2006; European Patent Application Number 57891517, filed June 29, 2005, PCT Patent Application Number PCT/US/2005023293 filed June 29, 2005; any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extension, patents of additions and patents of importation thereof.

Beta Patent Rights means Invention Disclosure number 97-031, entitled “b-adrenergic receptor polymorphisms”; Invention Disclosure number 103-048, entitled “b 1-adrenergic Receptor Polymorphisms Predict Response to Carvedilol in Heart Failure;” U.S. Patent 6,498,009 and U.S. Patent Application Serial Number 60/502,837, filed September 12, 2003, Canadian Patent Application Serial Number 2,305,675, filed October 9, 1998, PCT Patent Application Number PCT/US/98/21227 filed October 9, 1998; “Methods for Diagnosis, Prediction and Treatment of Heart Failure and Other Cardiac Conditions Based on Beta1-Adrenergic Receptor Polymorphisms”, U.S. Patent Application Serial Number 10/941,063 filed September 13, 2004; “Methods for Risk Assessment, Survival Prediction and Treatment of Heart Failure and Other Conditions Based on Adrenergic Receptor Polymorphisms”; Australian Patent Application Number 2004272102, filed September 13, 2004, Canadian Patent Application Number 2,538,222, filed September 13, 2004, European Patent Application Number 48161814, filed September 13, 2004, PCT Patent Application Number PCT/US/2004029838, any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

Combination Patent Rights means “Methods for Cardiovascular Disease Assessment in an Individual”; U.S. Patent Application Serial Number 10/527,263, filed March 9, 2005, Canadian Patent Application Number 2498329, filed September 9, 2003, European Patent Application Number 37946662, filed September 9, 2003, Japanese Patent Application Number 2004534771, filed September 9, 2003; and PCT Patent Application Number PCT/US/0328135, filed September 9, 2003, any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

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Exhibit B

The terms of the ARCA License shall include the following:

[*]

[*]	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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